EXHIBIT A TO THE 13D
                  STOCK ACQUISITION AGREEMENT

          AGREEMENT dated May 30, 2000, between Ben Traub, as agent for certain principals, whose names and addresses are attached hereto as "Exhibit A" (hereinafter collectively referred to as the "Buyer") and North American Resorts, Inc., a Colorado corporation (hereinafter the "Company").

          WHEREAS this Agreement sets forth the terms and conditions upon which the Company is today selling to Buyer, and the Buyer is today purchasing from the Company 9,500,000 post reverse split "restricted" shares of common stock (the "Shares"), $0.001 par value per share, when issued will represent approximately 98.9% of the issued and outstanding shares of capital stock of the Company.

          In consideration of the mutual agreement contained herein, the parties hereby agree as follows:

     I.  SALES OF THE SHARES.

          1.01 Shares being Sold. Subject to the terms and conditions of this Agreement, the Company is selling and delivering the Shares to the Buyer at the closing provided for in
Section 1.03 hereof (the "Closing"), free and clear of all liens, charges, or encumbrances of whatsoever nature.

          1.02 Consideration. Buyer is delivering to the Company US$75,000 (Consideration) which will be wire transferred to the account of M.D. Price, Jr., attorney at law, Escrow Agent upon signing this Agreement.

          1.03 Closing. Closing shall conclude when Buyer has paid to Escrow Agent $75,000 and Company has caused all actions (Actions) in Paragraphs 1.04, 2.02 and 6.05 to take place. Company hereby represents that such Actions shall not take longer than thirty (30) days.

          1.04 Reverse Stock Split. Prior to Closing and within 30 days of execution of this Agreement, the Company will have caused the issued and outstanding shares of the Company's common stock to be reverse-split on the basis of 1 for 1000 and will issue a news release to that effect immediately upon
execution of execution of this Agreement.   All shares to be
issued to the Buyer will be on a post reverse-split basis.

          1.05 Escrow. The Buyer will deliver to Milton Price, attorney at law, as escrow agent, ("Escrow Agent") the sum of US$75,000 upon execution of this Agreement. Following the reverse split, the 9,500,000 Shares of common stock will be issued by the Company to the Buyer.

                   II.  RELATED TRANSACTIONS.

         2.01 Finder. There are no finders with respect to the transaction contemplated

          2.02 Name and Symbol change. Prior to Closing and within 30 days of execution of this Agreement, the current Board of Directors will call a meeting of shareholders and perform such actions as required, to Change the name of the Company, to such name as Buyer will designate.

          a) Change the name of the Company, to such name as Buyer will designate.

          b) Change the Trading Symbol to such Symbol as Buyer will designate.

          c) Authorize the Company to change its State of Incorporation form Colorado to Nevada.

III.  REPRESENTATIONS AND WARRANTIES BY THE COMPANY.

          The Company and Board of Directors hereby jointly and severally represent and warrant as follows:

          3.01      Organization, Capitalization, etc.

          (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the state of Colorado, and is qualified to transact business in no other state.

               (b) The authorized capital stock of the Company consists of 300,000,000 shares, $0.001 par value per share, 105,293,967 pre-split shares of which are validly issued and outstanding, fully paid and nonassessable. All of the shares to be issued by the Company are owned free and clear of any liens, claims, options, charges, restrictions, or encumbrances of whatsoever nature. The Company has the unqualified right to issue and deliver the Shares, and, upon consummation of the transactions contemplated by this Agreement, the Buyer will acquire good and valid title to the Shares, free and clear of all liens, claims, options, charges, restrictions, and encumbrances of whatsoever nature. The Shares being acquired by the Buyer are "restricted securities" as that term is defined in Rule 144 of the Securities Act of 1933 (the "Act") and will contain an appropriate legend as to the foregoing. There are no outstanding options or other agreements of any nature whatsoever relating to the issuance by the Company of any shares of its capital stock. There is a Preferred stock with authorized capitalization of 50,000,000 shares, of which there are issued and outstanding 482,815 shares. The Preferred stock is, at option of the Company, convertible into 1 shares of common for 1 shares of Preferred.

The Company has exercised this conversion and letters have been sent to the Preferred shareholders. The Board of Directors and Company hereby represent to Buyer that the Transfer Agent of the Company has received notice that all Preferred Shares submitted to it are to be reissued as common shares on a one for one basis. There are approximately 180 shareholders in total. There are no Preferred shares outstanding on the books of the Company.

          (c) The Company has the corporate power and authority to carry on its business as presently conducted.

          3.02 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of the Certificate of Incorporation or Bylaws of the Company, or of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Company or any of the Company is a party or by which the Company or any of the Company is bound.

          3.03 Financial Statement. The Company has delivered to the Buyer all financial statements (audited and unaudited) that have been filed with the United States Securities and Exchange
Commission.

          3.04 Tax Returns. The Company has duly filed all tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by federal, state, or local taxing authorities (including without limitation those due in respect of its properties, income, franchises, licenses, sales, and payrolls); there are no liens upon any of the Company's property or assets; there are not now any pending questions relating to, or claims asserted for, taxes or assessments asserted against the Company.

          3.05 Title to Properties; Encumbrances. The Company owns no property, either real or personal.

          3.06 Accounts Receivable. The Company owns no accounts receivable.

          3.07 Minutes. All minutes are up to date and documented.

          3.08 Liabilities. The Company has no liabilities except payables in the amount of approximately $75,000 which will be paid and released of record within 7 days of Closing.

     3.09 Absence of Certain Changes. The Company has not since inception committed any of the following acts since inception except as disclosed in filings made with the Securities and Exchange Commission:

          (a) Suffered any material adverse change in financial condition, assets, liabilities, business, or prospects;

          (b) Incurred any obligation or liability (whether absolute, accrued, contingent, or otherwise) other than in the ordinary course of business and consistent with past practice;

          (c) Paid any claim or discharged or satisfied any lien or encumbrance or paid or satisfied any liability (whether absolute, accrued, contingent, or otherwise) other than liabilities shown or reflected in the Company's financial statements, in the ordinary course of business and consistent with past practices;

          (d) Permitted or allowed any of its assets, tangible or intangible, to be mortgaged, pledged, or subjected to any liens or encumbrances;

          (e) Written down the value of any inventory or written-off as uncollectible any notes or accounts receivable or any portion thereof;

          (f) Cancelled any other debts or claims or waived any rights of substantial value, or sold or transferred any of its assets or properties, tangible or intangible, other than sales of inventory or merchandise made in the ordinary course of business and consistent with past practice;

          (g) Made any capital expenditures or commitments for additions to property, plant or equipment;

          (h) Declared, paid, or set aside for payment to its stockholders any dividend or other distribution in respect of its capital stock or redeemed or purchased or otherwise acquired any of its capital stock or any options relating thereto or agreed to take any such action;

          (i) Made any material change in any method of accounting or accounting practice.

          3.10 Litigation. There are no actions, proceedings, or investigations pending or, to the knowledge of the Board of Directors or the Company, threatened against the Company by any party, and the Board of Directors or the Company does not know or have any reason to know of any basis for any such action, proceeding, or investigation. There is no event or condition of any kind or character pertaining to the business, assets, or prospects of the Company that may materially and adversely affect such business, assets or prospects.

          3.11 Disclosure. The Board of Directors and the Company has disclosed to the Buyer all facts material to the assets, prospects, and business of the Company. No representation or warranty by the Company contained in this Agreement, and no statement contained in any instrument, list, certificate, or writing furnished to the Buyer pursuant to the provisions hereof or in connection with the transaction contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to provide a prospective purchaser of the business of the Company with proper information as to the Company and its affairs.

          3.12 SEC Filings. The Company files reports with the Securities and Exchange Commission (hereinafter the "SEC") and is current in all respects with its reporting obligations, including, but not limited to those required by Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"). There are no outstanding issues with the SEC or the NASD.

          3.13 Bulletin Board Listing. The Company's common stock is currently traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. (the "Bulletin Board") under the symbol "NIAR." The common stock will be trading on the Bulletin Board at Closing and the Company warrants that this transaction will not cause the shares of common stock to be delisted from the Bulletin Board and the Board of Directors will take all steps necessary to assure that the Company's common stock will continue to trade thereon.

       IV.  REPRESENTATIONS AND WARRANTIES BY THE BUYER.

          The Buyer hereby represents and warrants as follows:

          4.01 Organization, etc. The Buyer is an agent acting on behalf of certain principals and represents that he has full authority to act on their behalf.

          4.02 Authority. The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by the Buyers.

          4.03 Representations Regarding the Acquisition of the
Shares.

          (a)  The Buyer understands that the SHARES HAVE NOT
BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES AGENCIES;

          (b) The Buyer is not an underwriter and is acquiring the Seller's Shares solely for investment for the account of the Buyers and not with a view to, or for, resale in connection with any distribution with in the meaning of the federal securities act, the state securities acts or any other applicable state securities acts;

          (c) The Buyer understands the speculative nature and risks of investments associated with the Company and confirms that the Shares are suitable and consistent with his or her investment program and that his or her financial position enables him or her to bear the risks of this investment; and that there may not be any public market for the Shares subscribed for herein;

          (d) The Shares subscribed for herein may not be transferred, encumbered, sold, hypothecated, or otherwise disposed of to any person, without the express prior written consent of the Company and the prior opinion of counsel for the Company that such disposition will not violate federal and/or state securities acts. Disposition shall include, but is not limited to acts of selling, assigning, transferring, pledging, encumbering, hypothecating, gibing, and any form of conveying, whether voluntary or not;

          (e) To the extent that any federal, and/or state securities laws shall require, the Buyer hereby agrees that any Shares acquired pursuant to this Agreement shall be without preference as to assets;

          (f) The Company is under no obligation to register or seek an exemption under any federal and/or state securities acts for any stock of the Company or to cause or permit such stock to be transferred in the absence of any such registration or exemption and that the Buyer herein must hold such stock indefinitely unless such stock is subsequently registered under any federal and/or state securities acts or an exemption from registration is available;

          (g) The Buyer represents that it is sophisticated and has had the opportunity to ask questions of the Company and receive additional information from the Company to the extent that the Company possessed such information, or could acquire it without unreasonable effort or expense necessary to evaluate the merits and risks of any investment in the Company. Further, the Buyer has been or will be given: (1) All material books and records of the Company; (2) all material contracts and documents relating to the Company and this proposed transaction; (3) an opportunity to question the Company and the appropriate executive officers of the Company; and, (4) has received and reviewed all reports filed with the Securities and Exchange Commission.

          (h) The Buyer has satisfied the suitability standards imposed by the laws of his/hers/its domicile. The Shares being acquired from the Company have not been registered under federal, state or foreign laws.

       V.   SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

          5.01 Survival of Representations. All representations, warranties, and agreements made by any party in this Agreement or pursuant hereto shall survive the execution and delivery hereof and any investigation at any time made by or on behalf of any party.

          5.02 Indemnification. The Company and its Board of Directors, jointly and severally, agrees to indemnify the Buyer and hold it harmless from and in respect of any assessment, loss, damage, liability, cost, and expense (including without limitation interest, penalties, and reasonable attorneys' fees) in excess of $100 in the aggregate, imposed upon or incurred by the Buyer resulting from a breach of any agreement, representation, or warranty of the Company. Assertion by the Buyer of their right to indemnification under this Section 5.02 shall not preclude the assertion by the Buyer of any other rights or the seeking of any other remedies against the Company.

     VI.  MISCELLANEOUS.

          6.01 Expenses. All fees and expenses incurred by the Company in connection with the transactions contemplated by this Agreement shall be borne by the respective parties hereto.

          6.02 Further Assurances. From time to time, at the Buyer's request and without further consideration, the Company, at its own expense, will execute and transfer such documents and will take such action as the Buyer may reasonably request in order to effectively consummate the transactions herein contemplated.

          6.03 Parties in Interest. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the prospective heirs, beneficiaries, representatives, successors, and assigns of the parties hereto.

          6.04 Shares to Price. Not less than fifteen days and not more than thirty days after Closing, the Company will issued 300,000 "restricted" shares of common stock to Milton Price in consideration of services rendered in connection with this transaction. The foregoing shares may not be registered and may only be sold in compliance with Reg. 144 of the Securities Act of 1933.

          6.05 Resignations. At Closing, the current officers and directors of the Company will resign and cause the persons, whose names and addresses are attached hereto as "Exhibit B," to be appointed to the Company's Board of Directors.


          6.06 Prior Agreements; Amendments. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns.

          6.07 Documents. Within 7 days of execution of this Agreement, all files, documents, agreements, minutes and all other paperwork or documentation of every kind related to the Company shall be delivered to the Buyer in an organized and up-to-date industry standard format.

          6.08 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

          6.09 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Colorado, without regard to its conflict-of-laws rules and venue of any actions brought under this Agreement will be in the federal or state courts of Colorado.

          6.10 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

     If to the Company:       Milton Price, Attorney at Law
                              15945 Quality Trail North
                              Scandia, Minnesota 55073
                              Tel: (651) 433-5735

     If to the Buyer:         Ben Traub
                              240 - 11948 207th Street
                              Maple Ridge, British Columbia
                              Canada V2X 1X7
                              Tel: (604) 466-1807

          6.11 Effect. In the event any portion of this Agreement is deemed to be null and void under any state or federal law, all other portions and provisions not deemed void or voidable shall be given full force and effect.

          6.12 Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          6.13 Escrow Agent. The parties hereby expressly authorizes Milton Price to have full authority to execute all documents and receive and disburse all monies referred to herein and deliver the Shares described herein. Escrow Agent hereby agrees to administer escrow related issues associated with this Agreement in strict compliance with all of the terms, conditions and instructions contained herein; the parties agree to provide the Escrow Agent with all information necessary to facilitate the administration of the escrow related components of this Agreement.

          6.14 Reverse Stock Split. This transaction is subject to a 1 for 1,000 reverse stock split, so that upon Closing, there will be a total of approximately 9,605,500 issued and outstanding shares of common stock, 9,500,000 of which will have been issued by the Company to the Buyer at Closing.

          6.15 Acceptance by Facsimile: The parties agree that receipt of a fully executed copy of this Agreement via facsimile transmission shall be binding and may be used as admissible evidence that the party transmitting intends to be bound by the terms set forth herein.

          6.16 Default. In the event that the Buyer defaults on the payment of Consideration described herein, the Company has the right to terminate this agreement by written notice to the Buyer. Upon receipt of said notice, Buyer will return any unsold portion of the 9,500,000 shares to the Company. Any money paid by Buyer will be forfeited as total liquidated damages and the Company will not seek nor be entitled to seek any further damages and the Company will return to Buyer, at its cost, any assets he has brought to Company. In the event of default in payment of Consideration to this Agreement, this Agreement shall become null and void and of no effect, and any newly appointed Directors will resign, together with all Officers appointed by them, and by reason of this Agreement such resignations shall be automatic. In the event that the Company defaults on the promises, covenants or Actions promised herein, the Buyer has the right to cancel this Agreement and demand payment of damages.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Company, Escrow Agent and the Buyer, as of the date first above written.

                              BUYER:

                              __________________________________
                              Ben Traub, Agent


                              COMPANY:

                              North American Resorts, Inc.



                              BY:  ______________________________
                                   On behalf of the Board, Paula
                                   Nichols, Secretary and
                                   Director


                              ESCROW AGENT:

                              Milton Price, attorney at law, as
                              escrow agent



                              BY:  ______________________________
                                   Milton Price, Escrow Agent

Exhibit A
As referenced in STOCK ACQUISITION AGREEMENT

Wealthy Investor Network Inc (Ben Traub)          7,600,000
shares
240-11948 207th Street
Maple Ridge, BC
Canada  V2X 1X7

Norma Jean Bone                                     250,000
7448 14th Avenue
Burnaby, BC
Canada  V3N 1Z9

Judy Traub                                          250,000
1900 Alder Road
Quesnel, BC
Canada V2J 3T3

Sean Traub                                          150,000
1900 Alder Road
Quesnel, BC
Canada V2J 3T3

Darren Traub                                        150,000
1900 Alder Road
Quesnel, BC
Canada V2J 3T3

Cliff Traub                                         150,000
1900 Alder Road
Quesnel, BC
Canada V2J 3T3

Pritpaul Singh Sidhu                                150,000
6861 128th Street
Surrey, BC
V3W-4E1

Ruby Sidhu                                           25,000
6861 128th Street
Surrey, BC
V3W-4E1

Valerie Sidhu                                        25,000
6861 128th Street
Surrey, BC
V3W-4E1

Robert Seitz                                        150,000
3859 Toronto St.
Pt. Coquitlam
Canada  V3B 7J6

Judee Fayle                                         100,000
11224 River Road
Surrey, BC
Canada  V3V 2V5

Peter Somogyi                                        75,000
400-601 W. Broadway
Vancouver, BC
Canada  V5Z 4C2

Ron Willoughby                                      250,000
28 - 4649 Hubalta Rd. S.E.
Calgary, AB
Canada  T2B 2P4

David Thomas                                        150,000
315-9835 King George Hwy
Surrey, BC
Canada V3T 5H6

Ellen Luthy                                          25,000
2625 Nelson Ave.
West Vancouver, BC
Canada V7V 2R8

Exhibit B
As referenced in STOCK ACQUISITION AGREEMENT


Ben Traub
240-11948 207th Street
Maple Ridge, BC
Canada  V2X 1X7

Robert Seitz
3859 Toronto St.
Pt. Coquitlam
Canada  V3B 7J6

Ellen Luthy
2625 Nelson Ave.
West Vancouver, BC V7V 2R8